                   Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of March 14, 2008 (this "Agreement"), by and among Lloyd I. Miller, III ("Miller") and Millfam II L.P., a Georgia limited partnership (the "Partnership" and, together with Miller, each, a "Stockholder" and, collectively, the "Stockholders"), and Ore Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The parties to this Agreement are sometimes referred to as the "Parties," and each party is sometimes referred to separately as a "Party."

WHEREAS, Miller is the sole manager of the sole general partner of the Partnership and, in such capacity, has sole voting and dispositive power over the 2,334,712 shares of the Company’s common stock, $0.01 par value per share (the "Common Stock") owned by the Partnership;

WHEREAS, Miller, individually, owns 2,267,415 shares of Common Stock and options to purchase 30,000 shares of Common Stock (the "Options") and, together with the shares of Common Stock held by the Partnership, therefore has voting and dispositive power over a total of 4,602,127 outstanding shares of Common Stock (the "Stockholder Shares");

WHEREAS, Miller is a Director and member of the Board of Directors of the Company (the "Board");

WHEREAS, following the sale of the Company's Genomics Division, Miller and the Board were unable to reach agreement on the future direction of the Company;

WHEREAS, Miller wishes to resign from the Board and to have the Stockholder Shares purchased by the Company, and the Board has determined that it is in the best interests of the Company and its shareholders to purchase the Stockholder Shares at a price equal to the weighted average of the closing share prices of the Common Stock for the 30 days immediately prior to March 5, 2008; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to purchase the Stockholder Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements herein set forth, and the parties do hereby agree as follows:

SECTION 1.  Definitions.

1.1 "Confidential Information" means confidential, proprietary or other non-public information furnished to the Miller Group (including to Miller in his capacity as a Director), orally or in writing (regardless of the storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as "confidential," including: trade secrets concerning the business and affairs of the Company, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, biological material, chemical materials, research data and other technical information, inventions and ideas (whether or not patentable), past, current and planned research and development and computer software and programs (including object code and source code) systems, structures and architectures; information concerning the business and affairs of the Company, historical financial statements, financial projections and budgets, historical and projected sales, budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented; and all notes, analyses, plans, compilations, studies, summaries and other material prepared by the Company or its officers, employees or agents containing or based, in whole or in part, on any information included in the foregoing. "Confidential Information" does not include information that the Miller Group reasonably conclusively demonstrates (i) was available or becomes generally available to the public prior to, and other than as a result of, a disclosure by the Miller Group or (ii) was available, or becomes available, to the Miller Group on a non-confidential basis prior to its disclosure by the Company, but only if the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting or otherwise disclosing the information by a contractual, legal, fiduciary, or other obligation.

1.2 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC (as defined below) thereunder, all as the same shall be in effect at the time.

1.3 "Miller Group" means Miller and the Partnership and their former, present and future affiliated trustees, beneficiaries (including of trusts as to which Miller serves as investment advisor) and partners, officers, agents, representatives, and financial, legal and other advisors (in their respective capacities as such). All references to the "Miller Group" shall mean the Miller Group and its members, individually, separately, jointly, collectively and otherwise.

1.4  "Ore Group" means Ore Pharmaceuticals, Inc. and its former, present and future officers and directors, financial, legal and other advisors and employees, agents and representatives (in their respective capacities as such).  All references to the "Ore Group" shall mean the Ore Group and its members, individually, separately, jointly, collectively and otherwise.

1.5  "Purchase Price" means $0.709 per Stockholder Share, or $3,262,908.04 in the aggregate, representing a weighted average of the closing share prices of the Common Stock for the 30 days immediately prior to March 5, 2008.

1.6  "SEC" means the Securities and Exchange Commission.

1.7 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

SECTION 2. Purchase of Stock and Cancellation of Options. Subject to the terms and conditions set forth herein, the Company purchases from the Stockholders and the each of the Stockholders hereby sells to the Company their respective Stockholder Shares (the "Sale").

2.1 Delivery of Stock and Options; Payment. Upon the execution and delivery of this Agreement, (a) each Stockholder will cause to be delivered to the Company’s transfer agent electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System each Stockholder Share held by such Stockholder through a broker, bank or other nominee, (b) Miller will deliver to the Company each Non-Statutory Stock Option Agreement  representing the Options and, upon such delivery, agrees that they shall be deemed cancelled and of no further force and effect and he shall have no further rights under the 1997 Non-Employee Directors' Option Plan, and (c) upon receipt of such documents and transfers, the Company will cause to be transferred to each Stockholder, pursuant to the wiring instructions provided by such Stockholder to the Company in writing, immediately available funds equal to the aggregate Purchase Price for the Stockholder Shares in accordance with this Section 2.1.

2.2 No Residual Rights in Stock. Upon the payment of the Purchase Price for any Stockholder Security, no Stockholder shall have any further rights or interests in or with respect to such Stockholder Security.

2.3 Representations and Warranties as to Stock Purchase. Each Stockholder represents and warrants to the Company that:

(a) the Stockholder, directly or through Miller, has had the opportunity to (i) review the annual, quarterly and current reports, proxy statements and other information filed by the Company with the SEC, including a draft of the Report on Form 10-K for the year ended December 31, 2007 (the "Public Filings") and other information provided to Miller as a Director, (ii) ask questions of, and receive answers from, the Company, including concerning the business conducted by the Company, the financial condition and capital of the Company, the future prospects of the Company and the terms and conditions of the Sale and (iii) obtain such additional information from the Company as such Stockholder has requested to verify the accuracy of the Public Filings and other information provided and evaluate the merits and risks of the Sale, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense; and such Stockholder has not relied on any oral or written representations of the Ore Group in deciding whether to sell the Stockholder Shares to the Company;

(b) the Stockholder is not relying on the Company with respect to tax and other economic considerations involved in the Sale and, in regard to tax and other economic considerations related to the Sale, the Stockholder has relied on the advice of, or has consulted with, only its own advisors;

(c) the Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of the Sale, and has obtained, in the Stockholder’s sole judgment, sufficient information from the Company to evaluate the merits and risks of the Sale, and has not relied on the Company’s representations as to the value of the Company, its prospects or its Common Stock and the Stockholder acknowledges that the value of the Company, its prospects or its Common Stock could in the future be significantly higher than at present;

(d) except as set forth in the Recitals, no individual, trust, beneficiary, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity has a direct or indirect ownership interest in the Stockholder Shares or the Options and there are no put, call, or similar arrangements with respect to the Stockholder Shares or the Options, and each Stockholder owns the Stockholder Shares as set forth in the Recitals free and clear of all security interests, liens, claims, charges, options or other encumbrance or restriction of any kind (other than liens on securities held in margin accounts to be terminated on or prior to the date hereof); and

(e) except as set forth in the Recitals, the Miller Group does not own or have any right to acquire, or have any right to direct the disposition or voting of, any Common Stock of the Company or any securities that may be exchanged or exercised for, or converted into, any Common Stock of the Company.

2.4 The Company represents and warrants that this Agreement has been duly authorized by the Company's Board of Directors.

SECTION 3. Additional Covenants and Agreements.

3.1 Miller Group covenants. Subject to Section 3.4, the Miller Group will not, directly or indirectly, alone or in concert with others:

(a) disparage the Ore Group or take any other action that could reasonably be expected to adversely affect the reputation the Ore Group, its employees, or its business or prospects;

(b) initiate or encourage, or in any way participate in, any litigation adverse to the Ore Group, or seek to initiate or encourage, or in any way participate in, any regulatory action or proceeding, against or on behalf of the Ore Group for any action or inaction by the Ore Group prior to the date of this Agreement;

(c) for a period of five years from the date hereof, purchase or otherwise acquire a beneficial ownership interest, as determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, in any Common Stock of the Company;

(d) for a period of five years from the date hereof, make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any solicitation that would otherwise be exempt pursuant to Rule 14a-2(b)), relating to the Company;

(e) for a period of five years from the date hereof, act in any manner to control or influence the Company or the management, board of directors, policies or affairs of the Company including, without limitation, soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving the Company, its securities or assets;

(f) for a period of five years from the date hereof, without the prior written consent of the Company, solicit to employ any of the officers or employees of the Company (so long as they are employed by the Company); or

(g) assist, advise, encourage or have discussions with any person with respect to, or seek to do, any of the foregoing.

3.2 Tax matters. Each of the Stockholders shall bear full responsibility for any and all tax consequences that result or may result from the terms and provisions of this Agreement.

3.3 Company covenants. The Company will not, nor, subject to Section 3.4, will any member of the Ore Group, directly or indirectly, alone or in concert with others, disparage the Miller Group or take any other action that could reasonably be expected to adversely affect the reputation of the Miller Group, or initiate or encourage any litigation as the Company in opposition to this Agreement or encourage any regulatory action or proceeding in opposition to this Agreement, against or on behalf of the Miller Group for any action or inaction by the Miller Group prior to the date of this Agreement, saving and excepting from this covenant any claim based on or arising out of any claim by any member of the Miller Group relating in any way to this Agreement or the transactions contemplated hereunder.

3.4 Efforts to control actions of group. Each Party will use his or its commercially reasonable efforts to cause its respective Miller Group or Ore Group, as the case may, to observe each provision of this Agreement as if each member of such group were a party to this Agreement.

3.5 No waiver. Each Party agrees that no failure or delay by any other Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

SECTION 4. Resignation of Miller.

4.1 Resignation of Miller as Director. Upon the execution and delivery of this Agreement, Miller hereby resigns as a director of the Company.

4.2 Payment of Directors’ fees. Upon the execution and delivery of this Agreement, the Company will pay Miller $35,500, which includes the fee payable for the March 11, 2008, meeting and any subsequent meeting, representing unpaid directors’ fees through the expiration of Miller’s term as a director of the Company in June 2009.

4.3 No disclosure of confidential information. Miller acknowledges that, as a result of his service as a director of the Company, he is likely to be in possession of Confidential Information, and, subject to Section 3.4, the Miller Group (a) has kept and will continue to keep confidential such Confidential Information and (b) without limiting the foregoing, will not disclose such Confidential Information to any person except with the specific prior written consent of the Company. If the Miller Group becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Miller Group will provide the Company with prompt notice of such legal proceedings so that the Company may seek an appropriate protective order or other appropriate relief, or waive compliance with the provisions of this Agreement. In the absence of a protective order or a waiver from the Company, the Miller Group may (with the Company’s cooperation but at the Miller Group’s expense) disclose that portion (and only that portion) of the Confidential Information that the Miller Group is legally compelled to disclose; provided, however, that the Miller Group must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is so disclosed. Each Stockholder agrees to indemnify and hold the Ore Group harmless from any damages, loss, cost or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any disclosure by the Miller Group of the Confidential Information other than as expressly permitted by this Agreement.

SECTION 5. Nature of Agreement. Miller hereby represents and agrees as to himself and as to the Partnership, and the Company hereby represents as to itself:

(a) that such Party is duly authorized to execute, deliver and perform this Agreement,

(b) that this Agreement has been duly executed by such Party,

(c) that this Agreement is a valid and binding agreement of such Party, and

(d) that such Party has been represented by counsel in connection with this Agreement and has fully reviewed the terms of this Agreement with his or its counsel; and that such Party has not relied on any representations or statements of the other side with regard to the subject matter, basis or effect of this Agreement or otherwise, except as may be expressly stated in this Agreement.

SECTION 6. Miscellaneous.

6.1 Applicable law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland (without regard to the principles of conflict of laws thereof).

6.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Entire agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and extinguishes any prior written or oral agreements that exist or existed between the Stockholders on the one side and the Company, on the other side. There are no other restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. From and after the Effective Date of this Agreement, the rights and obligations of the Stockholders, on the one side, and the rights and obligations of the Company, on the other side, shall be governed solely and exclusively by this Agreement and the other documents executed pursuant to this Agreement. Neither the Stockholders, on the one side, nor the Company, on the other side, shall have any rights against or obligations to the other except as provided in this Agreement and in the other documents executed pursuant to this Agreement.

6.5 Severability clause. If any provision contained in this Agreement or the application thereof to the Miller Group or the Ore Group or to a circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or entities or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the parties hereto shall negotiate in good faith to agree upon a suitable and equitable provision to effect the original intent of the parties.

6.6 Confidentiality. Except as specifically contemplated herein, except to the extent otherwise required by law or order of a court of competent jurisdiction or as permitted in Section 6.8, subject to Section 3.4, the Miller Group will not communicate, directly or indirectly, in any way with anyone, other than counsel to the Miller Group who agrees to be bound by the terms of this Section 6.6, as to the discussions of the Parties in connection with and the facts leading to the execution of this Agreement except to the extent of referring to this obligation of confidentiality in response to unsolicited communications relating thereto. The Company acknowledges and agrees that this Agreement will be filed as an exhibit to Miller’s Schedule 13D, and each Stockholder acknowledges and agrees that the Company will file this Agreement as an exhibit to a report to be filed with the SEC and otherwise disclose information about this Agreement as contemplated by Section 6.8. For a period of one year from the date hereof, the Company and Miller will each use reasonable efforts to make available to counsel for the other at least one business day in advance any disclosures proposed to be made in connection with this Agreement in a filing with the SEC, except to the extent that such Party has made substantially identical disclosure in a prior SEC filing that previously had been furnished to the other Party.

6.7 Legal expenses. Except as provided in this Agreement, each Party shall bear responsibility for its own legal fees and expenses in connection with this Agreement and otherwise and neither the Stockholders, on the one side, nor the Company, on the other side, shall have any responsibility or liability for the legal fees and expenses of the other side. Within two business days after Miller has submitted to the Company invoices for up to $90,000, representing certain filing and legal fees and expenses incurred in connection with the ownership of the Stockholder Shares and this Agreement, the Company shall pay such invoices.

6.8 Legal disclosure requirements. Notwithstanding any provisions of this Agreement to the contrary, no provision of this Agreement shall prohibit any Party from (a) filing any documents required by the SEC or applicable state securities agencies or making any other public disclosure deemed necessary by its respective counsel by the federal or state securities law, provided that the content of any document so filed does not violate any of the other terms and conditions of this Agreement unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC or applicable state securities agencies, (b) responding to any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction and testifying truthfully pursuant to such subpoena or other request, or (c) enforcing any rights of such Party under this Agreement.

6.9 Equitable Relief. Each Party agrees that the other Parties, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunctive relief, in the event of any breach of the provisions of this Agreement. No Party will oppose the granting of such relief on the basis that the Party has an adequate remedy at law, and each Party agrees that it will pay any reasonable fees that the other Party may incur in enforcing this Agreement with respect to such Party.

6.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail (return receipt requested and postage prepaid), sent via a nationally recognized overnight courier, or sent via facsimile (with machine-generated confirmation of receipt). Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Stockholders:

Lloyd I. Miller, III
4550 Gordon Drive
Naples, Florida 34102
239-262-8025 (fax)

with a copy to:

Melinda Brunger, Esq.
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
713-238-7235 (fax)

To the Company:

Ore Pharmaceuticals, Inc.
Attention: Charles L. Dimmler, III, Chief Executive Officer
50 West Watkins Mill Road
Gaithersburg, MD 20878
877-673-7476 (fax)

And, after March 22, 2008, to the same addressee at
610 Professional Drive, Gaithersburg, MD 20879

with a copy to:

Ariel Vannier, Esq.
Venable LLP
575 7th Street, NW
Washington, DC 20004
202-344-8300 (fax)

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party; provided, however, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received when delivered, if personally delivered or sent by certified mail or sent by nationally-recognized overnight courier or sent via facsimile.

6.11 Binding nature of Agreement. This Agreement shall be binding upon, and inure to the benefit of, Miller, his heirs, legatees, beneficiaries, personal representatives, executors, administrators, predecessors, successors, trustees and assigns and upon each of the other Parties hereto and their respective successors and assigns.

6.12 Construction of Provisions. This Agreement and its terms and provisions shall be construed without regard to any presumption or other rule requiring construction against the Party who caused it to have been drafted.

- Signature Page Follows -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ORE PHARMACEUTICALS, INC.

By:	/s/ Charles L. Dimmerler III
Name:	Charles L. Dimmler III
Title:	Chief Executive Officer and President

STOCKHOLDERS:

/s/ Lloyd I Miller, III
Lloyd I. Miller, III

MILFAM II L.P., a Georgia Limited Partnership

By:	Milfam LLC, an Ohio limited liability
company, its sole General Partner

By:	/s/ Lloyd I. Miller, III
Name:	Lloyd I. Miller, III
Title:	Manager